Exhibit 99.2

AURORA BIOSCIENCES CORPORATION

AMENDED AND RESTATED NON-EMPLOYEE

DIRECTORS’ STOCK OPTION PLAN

Adopted on February 10, 1997

As amended on July 2, 1997
As amended on March 14, 2000
As amended on February 27, 2001

  1. PURPOSE.

      (a)  The purpose of this Non-Employee Directors’ Stock Option Plan (the “Plan”) is to provide a means by which members of the Board of Directors of Aurora Biosciences Corporation, a Delaware corporation (the “Company”), who are not otherwise employees of the Company or of any Affiliate of the Company (“Non-Employee Directors”), will be given an opportunity to purchase stock of the Company.

      (b)  The word “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

      (c)  The Company, by means of the Plan, seeks to retain the services of certain persons now serving as Non-Employee Directors of the Company, to secure and retain the services of persons capable of serving in such capacity, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

  2. ADMINISTRATION.

      (a)  The Plan shall be administered by the Board of Directors of the Company (the “Board”) unless and until the Board delegates administration to a committee, as provided in subsection 2(b).

      (b)  The Board may delegate administration of the Plan to a committee composed of not fewer than two (2) members of the Board (the “Committee”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

  3. SHARES SUBJECT TO THE PLAN.

      (a)  Subject to the provisions of Section 10 relating to adjustments upon changes in stock, the stock that may be sold pursuant to options granted under the Plan shall not exceed in the aggregate three hundred ten thousand (310,000) shares of the Company’s common stock. If any option granted under the Plan shall for any reason expire or otherwise terminate without having been exercised in full, the stock not purchased under such option shall again become available for the Plan.

      (b)  The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

  4. ELIGIBILITY.

      Only Non-Employee Directors of the Company shall be eligible to receive option grants pursuant to the Plan.

  5. NON-DISCRETIONARY GRANTS.

      (a)  Each person who, upon the effective date of the Plan as set forth in Section 13 below, is a Non-Employee Director automatically shall be granted a one-time option to purchase sixteen thousand (16,000) shares of common stock of the Company on the terms and conditions set forth herein.

      (b)  Each person who, after the effective date of the Company’s initial public offering of shares of Common Stock pursuant to a registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Effective Date”) and prior to March 14, 2000, for the first time becomes a Non-Employee Director automatically shall be granted, upon the date of his or her initial appointment or election to be a Non-Employee Director by the Board or stockholders of the Company, a one-time option to purchase sixteen thousand (16,000) shares of Common Stock of the Company on the terms and conditions set forth herein.

      (c)  Each person who, after March 14, 2000, for the first time becomes a Non-Employee Director automatically shall be granted, upon the date of his or her initial appointment or election to be a Non-Employee Director by the Board or stockholders of the Company, a one-time option to purchase twenty thousand (20,000) shares of Common Stock of the Company on the terms and conditions set forth herein.

      (d)  On the date of each annual meeting of the stockholders of the Company after the Effective Date (other than any such annual meeting held in 1997) and prior to March 14, 2000, each person who is elected at such annual meeting to serve as a Non-Employee Director (other than a person who receives a grant under subparagraph 5(b) on or during the three-month period preceding such date) automatically shall be granted an option to purchase four thousand (4,000) shares of Common Stock of the Company on the terms and conditions set forth herein.

      (e)  On the date of each annual meeting of the stockholders of the Company after March 14, 2000, each Non-Employee Director immediately following such meeting (other than a person who receives a grant under subsection 5(c) on or during the three-month period preceding such date) automatically shall be granted an option to purchase five thousand (5,000) shares of common stock of the Company on the terms and conditions set forth herein.

  6. OPTION PROVISIONS.

      Each option shall be subject to the following terms and conditions:

(a) The term of each option commences on the date it is granted and, unless sooner terminated as set forth herein, expires on the date ten (10) years from the date of grant (the “Expiration Date”). No option shall be exercisable after the Expiration Date.

(b) If the optionee’s service as a Non-Employee Director of the Company (“Service”) terminates (other than upon the optionee’s death or disability), the optionee may exercise his or her option (to the extent that the optionee was entitled to exercise it as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the optionee’s Service (or such longer or shorter period, which shall not be less than thirty (30) days, specified in the option agreement), or (ii) the Expiration Date. If, at the date of termination, the optionee is not entitled to exercise his or her entire option, the shares covered by the unexercisable portion of the option shall revert to and again become available for issuance under the Plan. If, after termination of Service, the optionee does not exercise his or her option within the time specified herein, the option shall terminate, and the shares covered by such option shall revert to and again become available for issuance under the Plan.

An optionee’s option agreement may also provide that, if the exercise of the option following the termination of the optionee’s Service (other than upon the optionee’s death or disability) would result in liability under Section 16(b) of the Exchange Act, then the option shall terminate on the earlier of (i) the Expiration Date or (ii) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b) of the Exchange Act. Finally, an optionee’s option agreement may also provide that if the exercise of the option following the termination of the optionee’s Service

(other than upon the optionee’s death or disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, then the option shall terminate on the earlier of (i) the Expiration Date or (ii) the expiration of a period of three (3) months after the termination of the optionee’s Service during which the exercise of the Option would not be in violation of such registration requirements.

(c) In the event an optionee’s Service terminates as a result of the optionee’s disability, the optionee may exercise his or her option (to the extent that the optionee was entitled to exercise it as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period, which in no event shall be less than six (6) months, specified in the option agreement), or (ii) the Expiration Date. If, at the date of termination, the optionee is not entitled to exercise his or her entire option, the shares covered by the unexercisable portion of the option shall revert to and again become available for issuance under the Plan. If, after termination, the optionee does not exercise his or her option within the time specified herein, the option shall terminate, and the shares covered by such option shall revert to and again become available for issuance under the Plan.

(d) In the event of the death of an optionee during, or within a period specified in the option agreement after the termination of, the optionee’s Service, the option may be exercised (to the extent the optionee was entitled to exercise the option as of the date of death) by the optionee’s estate, by a person who acquired the right to exercise the option by bequest or inheritance or by a person designated to exercise the option upon the optionee’s death pursuant to subsection 6(d), but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period, which in no event shall be less than six (6) months, specified in the option agreement), or (ii) the Expiration Date. If, at the time of death, the optionee was not entitled to exercise his or her entire option, the shares covered by the unexercisable portion of the option shall revert to and again become available for issuance under the Plan. If, after death, the option is not exercised within the time specified herein, the option shall terminate, and the shares covered by such option shall revert to and again become available for issuance under the Plan.

(e) The exercise price of each option shall be one hundred percent (100%) of the fair market value of the stock subject to such option on the date such option is granted.

(f) Payment of the exercise price of each option is due in full in cash upon any exercise, provided that an option may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company prior to the issuance of shares of the Company’s common stock.

(g) An option shall only be transferable by the optionee upon such terms and conditions as are set forth in the option agreement for such option, as the Board or the Committee shall determine in its discretion. The optionee may, by delivering written notice to the Company in a form satisfactory to the Company, designate a third party who, in the event of the death of the optionee, shall thereafter be entitled to exercise the option.

(h) Stock options granted pursuant to subsections 5(a), 5(b), 5(c) and 5(d) herein shall become exercisable (vest) in monthly installments over a period of four years from the date of grant, with one forty-eighth ( 1/48) of the shares vesting on each one-month anniversary of the grant date (provided that the optionee has, during the entire period prior to such vesting date, continuously served as a Non-Employee Director of the Company), whereupon such option shall become fully exercisable in accordance with its terms with respect to that portion of the shares represented by that installment. The option shall include a provision whereby the Optionee may elect at any time while a Director to exercise the option as to any part or all of the shares subject to the option prior to the full vesting of the option. Any unvested shares so purchased shall be subject to a repurchase right in favor of the Company in a form approved by the Board which corresponds to the vesting schedule continued in such option.

(i) Stock options granted pursuant to subsections 5(e) herein shall become exercisable (vest) in monthly installments over a period of one year from the date of grant, with one twelfth ( 1/12) of the shares vesting on each one-month anniversary of the grant date (provided that the optionee has, during the entire period prior to such vesting date, continuously served as a Non-Employee Director of the Company), whereupon such option shall become fully exercisable in accordance with its terms with respect to that portion of the shares represented by that installment. The option shall include a provision whereby the Optionee may elect at any time while a Director to exercise the option as to any part or all of the shares subject to the option prior to the full vesting of the option. Any unvested shares so purchased shall be subject to a repurchase right in favor of the Company in a form approved by the Board which corresponds to the vesting schedule contained in such option.

(j) The Company may require any optionee, or any person to whom an option is transferred under subsection 6(g), as a condition of exercising any such option: (i) to give written assurances satisfactory to the Company as to the optionee’s knowledge and experience in financial and business matters; and (ii) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the option for such person’s own account and not with any present intention of selling or otherwise distributing the stock. These requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise of the option has been registered under a then-currently-effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or (ii), as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then-applicable securities laws.

(k) Notwithstanding anything to the contrary contained herein, an option may not be exercised unless the shares issuable upon exercise of such option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

  7. COVENANTS OF THE COMPANY.

      (a)  During the terms of the options granted under the Plan, the Company shall keep available at all times the number of shares of stock required to satisfy such options.

      (b)  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the options granted under the Plan (provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any option granted under the Plan, or any stock issued or issuable pursuant to any such option). If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such options.

  8. USE OF PROCEEDS FROM STOCK.

      Proceeds from the sale of stock pursuant to options granted under the Plan shall constitute general funds of the Company.

  9. MISCELLANEOUS.

      (a)  Neither an optionee nor any person to whom an option is transferred under subsection 6(g) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such option unless and until such person has satisfied all requirements for exercise of the option pursuant to its terms.

      (b)  Throughout the term of any option granted pursuant to the Plan, the Company shall make available to the holder of such option, not later than one hundred twenty (120) days after the close of each of the

Company’s fiscal years during the option term, upon request, such financial and other information regarding the Company as comprises the annual report to the shareholders of the Company provided for in the Bylaws of the Company and such other information regarding the Company as the holder of such option may reasonably request.

      (c)  Nothing in the Plan or in any instrument executed pursuant thereto shall confer upon any Non-Employee Director any right to continue in the service of the Company or any Affiliate or shall affect any right of the Company, its Board or shareholders or any Affiliate to terminate the service of any Non-Employee Director with or without cause.

      (d)  No Non-Employee Director, individually or as a member of a group, and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any option reserved for the purposes of the Plan except as to such shares of common stock, if any, as shall have been reserved for him pursuant to an option granted to him.

      (e)  In connection with each option granted pursuant to the Plan, it shall be a condition precedent to the Company’s obligation to issue or transfer shares to a Non-Employee Director, or to evidence the removal or lapse of any restrictions on transfer, that such Non-Employee Director make arrangements satisfactory to the Company to insure that the amount of any federal or other withholding tax required to be withheld with respect to such sale or transfer, or such removal or lapse, is made available to the Company for timely payment of such tax.

      (f)  As used in this Plan, “fair market value” means, as of any date, the value of the common stock of the Company determined as follows:

(i) If the common stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market, the fair market value of a share of common stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in common stock) on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or such other source as the Board deems reliable;

(ii) If the common stock is quoted on Nasdaq (but not on the National Market thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value of a share of common stock shall be the mean between the bid and asked prices for the common stock on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or such other source as the Board deems reliable;

(iii) In the absence of an established market for the common stock, the fair market value shall be determined in good faith by the Board.

10. ADJUSTMENTS UPON CHANGES IN STOCK.

      (a)  If any change is made in the stock subject to the Plan, or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and outstanding options will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding options and options issuable thereafter pursuant to Section 5 of the Plan.

      (b)  In the event of: (1) a dissolution, liquidation or sale of substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization (including a sale of stock of the Company to a single purchaser or single group of affiliated purchasers) after which less than fifty percent

(50%) of the outstanding voting shares of the new or continuing corporation are owned by stockholders of the Company immediately before such transaction, the time during which options outstanding under the Plan may be exercised shall be accelerated to permit the optionee to exercise all such options in full prior to such event, and the options shall terminate if not exercised prior to such event.

11. AMENDMENT OF THE PLAN.

      (a)  The Board at any time, and from time to time, may amend the Plan, provided, however, that the Board shall not amend the plan more than once every six (6) months with respect to the provisions of the Plan which relate to the amount, price and timing of grants, other than to comport with changes in the Code or applicable regulations or rulings thereunder. Except as provided in paragraph 10 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

(i) Increase the number of shares which may be issued under the Plan;

(ii) Modify the requirements as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to comply with the requirements of Rule 16b-3); or

(iii) Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to comply with the requirements of Rule 16b-3 or Section 162(m) of the Internal Revenue Code.

      (b)  Rights and obligations under any option granted before any amendment of the Plan shall not be impaired by such amendment unless (i) the Company requests the consent of the person to whom the option was granted and (ii) such person consents in writing.

12. TERMINATION OR SUSPENSION OF THE PLAN.

      (a)  The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the date that is ten (10) years after the Effective Date. No options may be granted under the Plan while the Plan is suspended or after it is terminated.

      (b)  Rights and obligations under any option granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the consent of the person to whom the option was granted.

      (c)  The Plan shall terminate upon the occurrence of any of the events described in subsection 10(b) above.

13. EFFECTIVE DATE OF PLAN; CONDITIONS OF EXERCISE.

      (a)  The Plan shall become effective on the date on which the Board approves the Plan, subject to the condition that the Plan be approved by the stockholders of the Company.

      (b)  No option granted under the Plan shall be exercised or exercisable unless and until the condition of subsection 13(a) above has been met.